Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
The Scotts Miracle-Gro Company
(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)
Fees to Be Paid	Equity	Common Stock, $0.01 stated value	Other	2,500,000	$56.920	$142,300,000.00	0.00014760	$21,003.48
			Total Offering Amounts			$142,300,000.00		$21,003.48
			Total Fees Previously Paid					$0
			Total Fee Offsets					$0
			Net Fee Due					$21,003.48

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Registrant’s Long Term Incentive Plan (the “Plan”) in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of the outstanding shares of the Registrant’s common stock.

(2)	Pursuant to Rules 457(c) and (h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price of the Registrant’s common stock as reported on the Nasdaq Capital Market on January 17, 2024.